April 5, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Endavo Media and Communications, Inc.’s statements included under Item 4.01 of its Form 8-K for April 5, 2005, and we agree with such statements concerning our firm.

Sincerely,

Tanner + Co.